EXHIBIT 99.3

Albertsons Companies, LLC

New Albertson’s, Inc.

Safeway Inc.

Albertson’s LLC

and the

Additional Issuers

OFFER TO EXCHANGE

$1,250,000,000 Aggregate Principal Amount of their

6.625% Senior Notes due 2024 (CUSIP Number 013093 AB5)

which Have Been Registered under the Securities Act of 1933, as amended,

for a Like Aggregate Principal Amount of 6.625% Senior Notes due 2024

(CUSIP Numbers 013093 AA7/U01259 AA5)

and

$1,250,000,000 Aggregate Principal Amount of their

5.750% Senior Notes due 2025 (CUSIP Number 013093 AD1)

which Have Been Registered under the Securities Act of 1933, as amended,

for a Like Aggregate Principal Amount of 5.750% Senior Notes due 2025

(CUSIP Numbers 013093 AC3/U01259 AB3)

To Our Clients:

We are enclosing herewith a Prospectus dated                 , 2017 for Albertsons Companies, LLC, a Delaware limited liability company, New Albertson’s, Inc., an Ohio corporation, Safeway Inc., a Delaware corporation and Albertson’s LLC, a Delaware limited liability company (the “Lead Issuers”) and the Additional Issuers (together with the Lead Issuers, the “Issuers”), and a related Letter of Transmittal (which together constitute the “Exchange Offer”), relating to the offer by the Issuers to exchange to exchange (i) $1,000 principal amount of their 6.625% Senior Notes due 2024 (the “New 2024 Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for each $1,000 principal amount of their issued and outstanding 6.625% Senior Notes due 2024 (the “Original 2024 Notes”) and (ii) $1,000 principal amount of their 5.750% Senior Notes due 2025 (together with the New 2024 Notes, the “New Notes”), which have been registered under the Securities Act, for each $1,000 principal amount of their issued and outstanding 5.750% Senior Notes due 2025 (together with the Original 2024 Notes, the “Original Notes”), upon the terms and subject to the conditions set forth in the Prospectus of the Issuers, dated                 , 2017 (the “Prospectus”), and the related Letter of Transmittal. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

Please note that the Exchange Offer will expire at 5:00 pm, New York City time, on                 , 2017, unless extended.

The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered.

EXHIBIT 99.3

We are the holder of record of Original Notes held by us for your account. A tender of such Original Notes can be made only by us as the recordholder, pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Original Notes held by us for your account.

We request instructions on whether you wish to tender any or all of the Original Notes held by us for your account, pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to the Issuers that (i) the New Notes to be acquired by the holder and each beneficial owner, if any, are being acquired in the ordinary course of business, (ii) neither the holder nor any beneficial owner is an affiliate of the Issuers or any of the Issuers’ subsidiaries, as defined in Rule 405 of the Securities Act, (iii) any person participating in the Exchange Offer with the intention or purpose of distributing New Notes received in exchange for Original Notes, including a broker-dealer that acquired Original Notes directly from the Issuers, but not as a result of market-making activities or other trading activities, will comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale of the New Notes acquired by such person, (iv) if the holder is not a broker-dealer, the holder and each beneficial owner, if any, are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in any distribution of the New Notes received in exchange for Original Notes, and (v) if the holder is a broker-dealer that will receive New Notes for the holder’s own account in exchange for Original Notes, the Original Notes to be so exchanged were acquired by the holder as a result of market-making or other trading activities and the holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in the Exchange Offer. However, by so representing and acknowledging, and by delivering a prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Please complete the Instruction to Registered Holder From Beneficial Owner letter attached hereto and return it to us as soon as possible.